Exhibit 4.3

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of May 7, 2021, is entered into by and among EverCommerce, Inc. (f/k/a PaySimple Holdings, Inc.), a Delaware corporation (the “Company”), the other signatories to this Agreement whose names are on the signature pages hereto, and all other Persons that, from time to time, hereafter become signatories hereto (collectively, the “Holders”).

Pursuant to, and in consideration of the obligations of the Company and the Holders under the Second Amended and Restated Stockholders Agreement, dated as of the date hereof, by and among the Company and the stockholders party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), the promises, mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1.          Definitions. In addition to the definitions set forth above, the following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and the possession, directly or indirectly, of 50% or more of the voting power of the equity issued by any Person shall be deemed to constitute such control; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Investor.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Company” shall have the meaning set forth in the introductory paragraph hereof; provided, that all references to the Company in this Agreement shall be deemed to include the Company, any corporate successor to the Company by way of conversion, the parent of the Company, or any of their respective subsidiaries, and, in such case, such other Person shall be deemed to have assumed the rights and obligations of the Company hereunder.

“Company Indemnitee” shall have the meaning set forth in SECTION 2.9.

“Common Stock” means, collectively, the common shares of the Company, par value $0.00001 per share.

“Damages” means, with respect to any Person, any actual losses, judgments, damages, fines, costs, taxes, penalties, fines or expenses (including interest, penalties, reasonable attorneys’ and other professionals’ fees and expenses, and court costs) against or affecting such Person.

“Demand Maximum Offering Size” shall have the meaning set forth in SECTION 2.1(d).

“Demand Registration” shall have the meaning set forth in SECTION 2.1(a).

“Demand Request” shall have the meaning set forth in SECTION 2.1(a).

“Equity Securities” means common stock, preferred stock or other equity securities of the Company, including any security, convertible security, exercisable warrant, option or other similar instrument conveying rights with respect to equity securities of the Company, including the Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

“Excluded Registration” means a registration under the Securities Act of securities (i) registered on Form S-4 or Form S-8 or any similar successor forms, (ii) in connection with a Shelf Registration and any resale of Registrable Securities by any Investor pursuant to a Shelf Registration, which shall be governed by the terms of SECTION 2.2, and (iii) to effect the acquisition of or combination with another Person.

“FINRA” means Financial Industry Regulatory Authority, Inc.

“Holders” shall have the meaning set forth in the introductory paragraph hereof, and “Holder” means each of the Holders, individually.

“Indemnified Party” means, with respect to a Person, such Person and each shareholder, member, limited or general partner of such Person, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors and agents and each Person who controls such Persons within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act.

“Indemnifying Party” means an Indemnifying Party as defined in SECTION 2.8.

“Initial Public Offering” means the initial underwritten public offering of Equity Securities or equity securities of any corporate successor to the Company by way of conversion, or parent of the Company, or any of their respective subsidiaries, pursuant to a registration statement effective under the Securities Act.

“Inspectors” shall have the meaning set forth in SECTION 2.5(g).

“Investors” means the PSG Investors and the SL Investors.

“Non-Party Affiliates” shall have the meaning set forth in SECTION 3.13.

“Piggyback Maximum Offering Size” shall have the meaning set forth in SECTION 2.3(b).

“Piggyback Registration” shall have the meaning set forth in SECTION 2.3(a).

“PSG Investors” means Providence Strategic Growth II L.P., a Delaware limited partnership, Providence Strategic Growth II-A L.P., a Delaware limited partnership, Providence Strategic Growth III L.P., a Delaware limited partnership, Providence Strategic Growth III-A L.P., a Delaware limited partnership, and PSG PS Co-Investors L.P., a Delaware limited partnership, and each of their respective Permitted Transferees who hold Registrable Securities.

“Records” shall have the meaning set forth in SECTION 2.5(g).

“Registrable Securities” means (i) all shares of Common Stock that are not then subject to forfeiture to the Company, (ii) all shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, or that are otherwise issuable upon exercise, conversion or exchange of any option, warrant or convertible security not then subject to vesting or forfeiture to the Company, (iii) all shares beneficially owned by any of the Investors, and (iv) all shares of Common Stock directly or indirectly issued or then issuable with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; excluding, in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to SECTION 3.5.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (w) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (x) except in the case of any Transfer by an Investor to its Permitted Transferees, such securities shall have been Transferred pursuant to Rule 144, (y) except in the case of any Investor, such holder is able to immediately sell such securities under Rule 144 without any restrictions on transfer (including without application of paragraphs (c), (d), (e), (f) and (h) of Rule 144) or (z) such securities shall have ceased to be outstanding.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with this Agreement (including any registration or marketing of securities) including, but not limited to, all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters to be provided pursuant to SECTION 2.5(h), (vii) fees and expenses of any special experts retained by the Company in connection with such registration, (viii) fees and out-of-pocket expenses of separate counsel for each of the Investors requesting that their Registrable Securities be registered pursuant to the applicable registration statement, and any other “local” counsel required to render legal opinions on behalf of such Investors and fees and out-of-pocket expenses of one counsel for the collective of Holders (other than the Investors) requesting that their shares of Common Stock be registered pursuant to the applicable registration statement, and any other “local” counsel required to render legal opinions on behalf of such Holders, (ix) fees and expenses in connection with any review of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter” or other independent appraiser participating in any offering, including the fees and expenses of any counsel thereto, (x) fees and disbursements of Underwriters customarily paid by issuers or sellers of securities, (xi) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (xii) costs of printing and producing any agreements among Underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xiii) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with the offering, sale or delivery of the Registrable Securities, (xiv) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, (xv) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies, and (xvi) all other costs and expenses incurred by the Company or its directors or officers in connection with their compliance with ARTICLE II.

“Registering Holders” shall have the meaning set forth in SECTION 2.1(b)(ii).

“Relevant Agreements and Documents” shall have the meaning set forth in SECTION 3.10.

“Requesting Holders” means (i) either a majority (as measured by the aggregate number of shares of Registrable Securities held) of the PSG Investors or of the SL Investors where only one of such Holders requests that any of their Registrable Securities be registered pursuant to SECTION 2.1, SECTION 2.2 or SECTION 2.3, (ii) a majority (as measured by the aggregate number of shares of Registrable Securities held) of the PSG Investors and the SL Investors where both such Holders request that any of their Registrable Securities be registered pursuant to SECTION 2.1, SECTION 2.2 or SECTION 2.3, or (iii) if pursuant to Section 4.8 of the Stockholders Agreement, a majority (as measured by the aggregate number of shares of Registrable Securities held) of the SL Investors.

“Rule 144” means Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the SEC.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.00001 per share.

“Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.00001 per share.

“Series C Preferred Stock” means the Series C Convertible Preferred Stock of the Company, par value $0.00001 per share.

“Shelf Period” shall have the meaning set forth in SECTION 2.2(b).

“Shelf Registration” shall have the meaning set forth in SECTION 2.3(a).

“Shelf Request” shall have the meaning set forth in SECTION 2.2(a).

“SL Investors” means SLA CM Eclipse Holdings, L.P., a Delaware limited partnership and SLA Eclipse Co-Invest, L.P., a Delaware limited partnership, and their respective Permitted Transferees who hold Registrable Securities.

“Stockholders Agreement” shall have the meaning set forth in the Preamble.

“Unconverted Securities” means any rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock or securities convertible or exchangeable (but not yet converted or exchanged) into Common Stock.

“Underwritten Shelf Take-down” shall have the meaning set forth in SECTION 2.2(c).

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

SECTION 1.2.          Other Definitional and Interpretative Matters.  Unless otherwise expressly provided or the context otherwise requires, for purposes of this Agreement, the following rules of interpretation apply:

(a)          Capitalized Terms.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Stockholders Agreement.

(b)          Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded.  If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.

(c)          Exhibits and Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full in this Agreement and are an integral part of this Agreement.

(d)          Gender and Number.  Unless the context otherwise requires, any reference in this Agreement to gender includes all genders, and words imparting the singular number only, include the plural and vice versa.

(e)          Headings.  The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Agreement.

(f)          Article, Section and Similar References.  Unless the context otherwise requires, all references in this Agreement to any “Article,” “Section” or “Exhibit” are to the corresponding Article, Section or Exhibit of this Agreement.

(g)          Hereby and Similar Words.  Unless the context otherwise requires, the words “hereby,” “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the provision in which such words appear.

(h)          Including.  The word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

(i)          Parties to this Agreement.  Any reference in this Agreement to the “parties” to this Agreement means the signatories to this Agreement and their heirs, successors, legal representatives and permitted assigns, and does not include any third party.

ARTICLE II
REGISTRATION RIGHTS

The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of the following provisions as are applicable to it and them.  Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.

SECTION 2.1.	Demand Registration.

(a)          Except as otherwise provided in this SECTION 2.1 and subject to Section 4.7(e) of the Stockholders Agreement, if at any time after (i) one hundred eighty (180) days following the effective date of the registration statement for the Initial Public Offering, or (ii) to the extent the SL Investors are acting as the Requesting Holders, six (6) years from the date of this Agreement, the Requesting Holders may request in writing (such request, a “Demand Request”) that the Company effect the registration under the Securities Act of all or any portion of the Requesting Holders’ Registrable Securities (such registration, a “Demand Registration”).

(b)          Each Demand Request shall specify (x) the kind and aggregate amount of Registrable Securities to be registered, and (y) the intended method or methods of disposition of the Registrable Securities.  Upon receipt of such Demand Request, the Company shall as promptly as practicable give notice of such Demand Registration in accordance with SECTION 2.3 and thereupon file the registration statement and shall use commercially reasonable efforts to cause such registration statement to be declared effective as promptly as practicable, and shall use commercially reasonable efforts, as promptly as practicable, to effect the registration under the Securities Act of:

(i)	all Registrable Securities for which the Requesting Holders have requested registration under this SECTION 2.1; and

(ii)
subject to the restrictions set forth in SECTION 2.1(d), all other Registrable Securities that any other Holders (all such Holders, together with the Requesting Holders, the “Registering Holders”) have requested that the Company register pursuant to and in accordance with SECTION 2.3 (provided, that the percentage of any such Holder’s Registrable Securities requested to be registered shall not exceed the percentage of Registrable Securities that either of the Investors have requested to be registered, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; provided, that no Person may participate in any registration statement pursuant to this SECTION 2.1(b) unless such Person agrees to sell their Registrable Securities to the Underwriters (if any) selected as provided in SECTION 2.5(f) on the same terms and conditions as apply to the Requesting Holders; provided, further, that no such Registering Holders shall be required to make any representations or warranties, or provide any indemnity, in connection with any such registration other than representations and warranties (or indemnities with respect thereto) as to (i) such Person’s ownership of his, her or its Registrable Securities to be transferred free and clear of all liens, claims, and encumbrances, (ii) such Person’s power and authority to effect such transfer, (iii) the completeness and accuracy of any information provided by such Registering Holders for the purpose of inclusion in the registration statement, or (iv) such matters pertaining to compliance with securities laws by such Registering Holders as may be reasonably requested; provided, further, that the obligation of such Person to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Requesting Holder, and the liability of each such Person will be in proportion thereto; provided, further, that such liability will be limited to the net proceeds received by such Person from the sale of his, her or its Registrable Securities pursuant to such registration.

(c)          At any time prior to the effective date of the registration statement relating to such Demand Registration, (i) any Investor that is a Registering Holder may choose to revoke its participation in any Demand Registration without liability to the Company or any of the other Registering Holders, by providing a written notice to the Company revoking such participation, and (ii) where both Investors are Registering Holders, such Registering Holders may jointly revoke a Demand Request without liability to the Company or any of the other Registering Holders, by providing a written notice to the Company revoking such request.  The decision as to whether to consummate, and as to the terms of, any Demand Registration shall be made by either of the Investors (where such Investor is a Registering Holder) in its sole and absolute discretion.

(d)          If a Demand Registration involves an underwritten public offering and the managing Underwriter advises the Company and the Requesting Holders that, in its view, the number of Registrable Securities that the Registering Holders and the Company propose to include in such registration exceeds the largest number of Registrable Securities that can be sold without having an adverse effect on such offering, including the price at which such Registrable Securities can be sold (the “Demand Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Demand Maximum Offering Size (unless otherwise required by such Underwriter):

(i)
all Registrable Securities requested to be registered by all of the Registering Holders (the Registrable Securities in this SECTION 2.1(d)(i). allocated, if necessary for the offering not to exceed the Demand Maximum Offering Size, pro rata among such Registering Holders on the basis of the relative number of Registrable Securities so requested to be included in such registration by each); and

(ii)	then, all Registrable Securities proposed to be registered by the Company.

(e)          The Company may defer the filing (but not the preparation) of a registration statement required by SECTION 2.1 or SECTION 2.2 for a period of up to ninety (90) days after a Demand Request or a Shelf Request (as defined below), as applicable, to file a registration statement if at the time the Company receives the Demand Request or Shelf Request, as applicable, the Board of Directors, through a vote of at least a majority of the Board of Directors (including at least one SL Director in the case of a Demand Registration pursuant to SECTION 2.1(a)(ii)), determines in good faith that (A) the offer or sale of any Registrable Securities would materially impede, delay or interfere with any proposed material financing, material acquisition, corporate reorganization, offer or sale of securities or other similar material transaction involving the Company or (B) the Demand Registration or the Shelf Registration, as applicable, would require disclosure of a material transaction which would have a material adverse effect on the Company or the Company’s ability to consummate the same, or such a material transaction renders the Company unable to comply with SEC requirements, in each case under circumstances that would not be in the Company’s best interest to cause the Demand Registration or the Shelf Registration, as applicable, to become effective.  Without limiting the foregoing, the Company may suspend the continued use of a registration statement required by SECTION 2.1 or SECTION 2.2 for a period of up to sixty (60) days if the Board of Directors determines in good faith that it is required by law, rule or regulation to supplement such registration statement or file a post-effective amendment to such registration statement in order to ensure that the prospectus included in the registration statement (1) contains the information required by the form on which such registration statement was filed or (2) discloses any facts or events arising after the effective date of the registration statement (or of the most recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein, provided that the Company shall so supplement or file such post-effective amendment with respect to such registration statement as soon as practicable following such suspension.  A deferral of the filing of a registration statement, or the suspension of the continued use of a registration statement, pursuant to this SECTION 2.1(e), shall be promptly lifted, and the requested registration statement shall be filed as promptly as practicable, in the case of a deferral, if at any time there shall no longer exist the grounds for such deferral or suspension pursuant to the terms of this SECTION 2.1(e).  In order to defer the filing of a registration statement, or suspend the continued use of a registration statement, pursuant to this SECTION 2.1(e), the Company shall promptly (but in any event within ten (10) days), upon determining to seek such deferral or suspension, deliver to each Requesting Holder under SECTION 2.1 or SECTION 2.2, as applicable, a certificate signed by Chief Executive Officer or Chief Financial Officer stating that the Company is deferring such filing, or suspending the continued use of a registration statement, pursuant to this SECTION 2.1(e) and a general statement of the reason for such deferral or suspension, as the case may be, and an approximation of the anticipated delay.  The Company may defer the filing, or suspend the continued use of, a particular registration statement pursuant to this SECTION 2.1(e) no more than twice in any twelve (12) month period; provided, that there must be an interim period of at least ninety (90) days between the end of one deferral or suspension period and the beginning of a subsequent deferral or suspension period; provided, however, that a valid deferral of the filing of the registration statement, or suspension thereof, shall not diminish the obligation of the Company to continue preparations for the filing of such registration statement during such period of deferral or suspension.

(f)          Notwithstanding anything to the contrary herein the Company shall have no obligation to effect a Demand Registration pursuant to SECTION 2.1(a)(i), if the proposed Demand Registration would not reasonably be expected to result in aggregate gross cash proceeds to the participating Holders in excess of $150 million (before deducting expenses and Underwriters’ discounts and commissions), and such request shall not constitute a Demand Registration for any purpose under this Agreement.

SECTION 2.2.	Shelf Registrations.

(a)          If at such time the Company qualifies for the use of Form S-3 promulgated under the Securities Act or any successor form thereto to file a “shelf” registration statement pursuant to Rule 415 under the Securities Act on Form S-3 (or any successor form to Form S-3, or any similar short-form registration statement) (a “Shelf Registration”), upon receipt of a written request (any such request, a “Shelf Request”) from any Investor that the Company file a Shelf Registration covering the resale of such Investor’s Registrable Securities, the Company shall (i) within two (2) Business Days of the receipt by the Company of such notice (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”), give written notice of such proposed Shelf Registration to any non-requesting Investor(s), (ii) use its commercially reasonable efforts, consistent with the terms of this Agreement, to cause the Shelf Registration to be filed with the SEC as soon as reasonably practicable and to include all Registrable Securities held by such requesting Investor to be registered on such form for the offering together with all or such portion of the Registrable Securities of any non-requesting Investor joining in such Shelf Request as are specified in a written request received by the Company within two (2) Business Days (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) after receipt of such written notice from the Company, and (iii) use its commercially reasonable efforts, consistent with the terms of this Agreement, to cause such Shelf Registration to be declared effective by the SEC as promptly as practicable. As soon as reasonably practicable after the Initial Public Offering, but in any event within 6 months following consummation of the Initial Public Offering, the Company will use its commercially reasonable efforts, consistent with the terms of this Agreement, to qualify for and remain eligible to use Form S-3 registration or a similar short-form registration.

(b)          The Company will use commercially reasonable efforts, consistent with the terms of this Agreement, to keep the Shelf Registration continuously effective under the Securities Act in order to permit the relevant prospectus forming part of the Shelf Registration to be usable by the relevant Holders until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration or another registration statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (ii) the date as of which no Holder holds Registrable Securities  (such period of effectiveness, the “Shelf Period”).  The Company shall be deemed not to have used commercially reasonable efforts to keep the Shelf Registration effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to the Shelf Registration during the Shelf Period, unless such action or omission is required by applicable law. To the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration, the Company shall include in such Shelf Registration such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

(c)          In connection with any proposed firmly underwritten resale of Registrable Securities which is not pursuant to a Demand Registration under SECTION 2.1 and with respect to which such Shelf Registration is expressly being utilized to effect such resale (an “Underwritten Shelf Take-down”) pursuant to a Shelf Registration, each Investor agrees, in an effort to conduct any such Underwritten Shelf Take-Down in the most efficient and organized manner, to coordinate with any other Investor(s) prior to initiating any sales efforts and cooperate with the other Investor(s) as to the terms of such Underwritten Shelf Take-Down, including the aggregate amount of securities to be sold and the number of Registrable Securities to be sold by each Investor.  In furtherance of the foregoing, the Company shall give prompt notice to any non-initiating Investor (if such Investor’s Registrable Securities are included in the Shelf Registration) of the receipt of a request from the initiating Investor (whose Registrable Securities are included in the Shelf Registration) of a proposed Underwritten Shelf Take-Down under and pursuant to the Shelf Registration and, notwithstanding anything to the contrary contained herein, will provide such non-initiating Investor a period of two (2) Business Days (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) to participate in such Underwritten Shelf Take-Down, subject to the terms negotiated by and applicable to the initiating Investor and subject to the “cutback” limitations set forth in SECTION 2.1(d) and the deferral provisions set forth in SECTION 2.1(e) as if the subject Underwritten Shelf Take-Down was being effected pursuant to a Demand Registration (mutatis mutandis).  All such Investors electing to be included in an Underwritten Shelf Take-down must sell their Registrable Securities to the Underwriters selected as provided in SECTION 2.5(f) on the same terms and conditions as apply to any other selling equityholders; provided, however, that each such non-initiating Investor may condition its participation in the Underwritten Shelf Take-down being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such non-initiating Investor of not less than ninety percent (90%) (or such lesser percentage specified by such non-initiating Investor) of the closing price for the shares on their principal trading market on the Business Day immediately prior to such non-initiating Investor’s election to participate; provided, further, however, that no such Person shall be required to make any representations or warranties, or provide any indemnity, in connection with any such registration other than representations and warranties (or indemnities with respect thereto) as to (i) such Person’s ownership of his, her or its Registrable Securities to be transferred free and clear of all liens, claims, and encumbrances, (ii) such Person’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws by such Person as may be reasonably requested; provided, further, however, that the obligation of such Person to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Persons selling Registrable Securities, and the liability of each such Person will be in proportion thereto; and provided, further, however, that such liability will be limited to the net proceeds received by such Person from the sale of his, her or its Registrable Securities pursuant to such registration.

(d)          Notwithstanding anything to the contrary contained herein, the Company shall have no obligation to effect an Underwritten Shelf Take-down, if the proposed Underwritten Shelf Take-down would not reasonably be expected to result in aggregate gross cash proceeds to the participating Holders and any other holders of any other securities of entitled to inclusion in such registration, in excess of $50 million (before deducting expenses and Underwriters’ discounts and commissions), and such request shall not constitute an Underwritten Shelf Take-down Registration for any purpose under this Agreement.

(e)          The provisions of this SECTION 2.2 shall be applicable to each take-down from a Shelf Registration initiated under this SECTION 2.2 and any subsequent resale of Registrable Securities pursuant thereto.

SECTION 2.3.	Piggyback Registrations.

(a)          If the Company proposes (whether on its own behalf or for any Holder) to register any Equity Securities (other than pursuant to an Excluded Registration) under the Securities Act (whether for itself or otherwise in connection with a sale of securities by another Person (including a Demand Registration by an Investor), the Company shall at each such time give prompt written notice at least ten (10) Business Days prior to the anticipated filing date of the registration statement relating to such registration to each Holder holding Registrable Securities hereunder, which notice shall set forth such Holder’s rights under this SECTION 2.3 and shall offer such Holder the opportunity to include in such registration statement all or any portion of the Registrable Securities held by such Holder (a “Piggyback Registration”), subject to the restrictions set forth herein.  Upon the request of any such Holder made within ten (10) Business Days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by such Holder), the Company shall use reasonable efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Holders (subject to the last proviso of SECTION 2.1(b)(ii) above) with rights to require registration of Registrable Securities hereunder, to the extent required to permit the disposition of the Registrable Securities so to be registered; provided, that if such registration involves an underwritten public offering, all such Holders requesting to be included in the Company’s registration must sell their Registrable Securities to the Underwriters selected as provided in SECTION 2.5(f) on the same terms and conditions as apply to the Company or any other selling equityholders; provided, however, that no such Person shall be required to make any representations or warranties, or provide any indemnity, in connection with any such registration other than representations and warranties (or indemnities with respect thereto) as to (i) such Person’s ownership of his, her or its Registrable Securities to be transferred free and clear of all liens, claims, and encumbrances, (ii) such Person’s power and authority to effect such transfer, (iii) the completeness and accuracy of any information provided by such Registering Holders for the purpose of inclusion in the registration statement and (iv) such matters pertaining to compliance with securities laws by such Person as may be reasonably requested; provided, further, that the obligation of such Person to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Persons selling Registrable Securities, and the liability of each such Person will be in proportion thereto; and provided, further, that such liability will be limited to the net proceeds received by such Person from the sale of his, her or its Registrable Securities pursuant to such registration.  If, at any time after giving notice of its intention to register any Registrable Securities pursuant to this SECTION 2.3(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company or the initiating Holders, as applicable, shall determine for any reason not to register such securities, the Company shall give notice to all such Holders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration.  Each such Holder with rights under this SECTION 2.3(a) is permitted to withdraw all or any portion of the Registrable Securities of such Holder from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration without incurring cost or liability solely as a result of such withdrawal.  No registration effected under this SECTION 2.3(a) shall relieve the Company of its obligations to effect a Demand Registration to the extent required by SECTION 2.1 except to the extent such registration results in the initiating Holders of such Demand Registration no longer holding any Registrable Securities as a result of registration pursuant to this SECTION 2.3(a).

(b)          If a Piggyback Registration involves a public offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in SECTION 2.1(d) shall apply) and the managing Underwriter advises the Company that, in its view, the number of Registrable Securities that the Company and all selling equityholders propose to include in such registration exceeds the largest number of Registrable Securities that can be sold without having an adverse effect on such offering, including a material impact upon the price at which such Registrable Securities can be sold (the “Piggyback Maximum Offering Size”), unless the managing Underwriter advises that marketing factors require a different allocation the Company shall include in such registration, in the following priority, up to the Piggyback Maximum Offering Size:

(i)	first, such number of Registrable Securities proposed to be registered for the account of the Company if any, as would not cause the offering to exceed the Piggyback Maximum Offering Size; and

(ii)
second, such number of the Registrable Securities requested to be included in such registration by Investors and any other any other Holders, in each case, pursuant to SECTION 2.3(a) (the Registrable Securities in this clause (i) allocated, if necessary for the offering not to exceed the Piggyback Maximum Offering Size, pro rata among such Investors and other Holders based on their relative number of Registrable Securities requested to be included in the Piggyback Registration).

provided, however, that notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced below 33% of the total number of securities included in such offering, unless such offering is the Initial Public Offering (other than with respect to a Demand Registration pursuant to SECTION 2.1(a)(ii)), in which case the selling Holders may be excluded further if the Underwriters make the determination described above and no other Holder’s securities are included in such offering.

SECTION 2.4.          Lock-Up Agreements. In connection with each underwritten public offering and if requested by the managing Underwriter, the Holders agree not to effect any public sale or private offer or distribution (other than a distribution-in-kind pro rata to all stockholders, limited partners or members, as the case may be, of such Holder), or pledge, contract to sell, or otherwise dispose of any Registrable Securities (other than a foreclosure upon Registrable Securities by a debt financing source of a Holder or its affiliates and subsequent transfer by a debt financing source to a Permitted Transferee (as defined in the Stockholders Agreement); provided, that any pledgee or transferee who acquires Registrable Securities shall agree to, upon acquiring Registrable Securities in foreclosure or otherwise, execute and deliver lock-up agreements contemplated in this SECTION 2.4) that may be deemed to be beneficially owned by such Holder during the ten (10) days prior to the consummation of such public offering and during such time period after the consummation of such public offering, not to exceed ninety (90) days (or one-hundred and eighty (180) days in the case of the Initial Public Offering) as may be requested by the managing Underwriter, and agree to enter into a lock-up agreement so requested by the Underwriter to effect the foregoing; provided, that such lock-up agreements are also required from (and entered into by) all directors, managers and executive officers, and from all Holders who (together with their Permitted Transferees) hold at least five percent (5%) of the Registrable Securities.  Notwithstanding the foregoing, this SECTION 2.4 shall not apply to any sale by a Holder or a director, manager or officer of a Holder of Equity Securities acquired in open market transactions or block purchases by such Holder or its Affiliates subsequent to the Initial Public Offering.  Any discretionary waiver or reduction of the requirements under the foregoing provisions made by the Company or the applicable lead managing Underwriters shall apply to each Holder on a pro rata basis.

SECTION 2.5.          Registration Procedures. Whenever any Holders request that any Registrable Securities be registered pursuant to SECTION 2.1, SECTION 2.2 or SECTION 2.3, subject to the respective provisions of such Sections, the Company shall use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any such request:

(a)          The Company shall, as promptly as practicable from the date of receipt by the Company of the written request, prepare and file with the SEC a registration statement on any form for which the Company then qualifies and the managing Underwriter, if any, and the Requesting Holder(s) shall deem appropriate (with such Requesting Holder(s) having an obligation to consult with any other Investor who is a Registering Holder) and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its commercially reasonable efforts to cause such filed registration statement to become and remain effective for a period of not less than one-hundred and eighty (180) days or in the case of a Shelf Registration, not less than two (2) years (or such shorter period in which all of the Registrable Securities of the Registering Holders included in such registration statement shall have actually been sold thereunder); provided, however, that such one-hundred and eighty (180) day period or two (2) year period, as applicable, shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of an Underwriter and in the case of any Shelf Registration, subject to compliance with applicable SEC rules, such two (2) year period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b)          Prior to filing a registration statement or prospectus or any amendment or supplement thereto, the Company shall furnish to each participating Holder and each Underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company shall furnish to such Holder and Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act and such other documents as such Holder or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder.

(c)          After the filing of the registration statement, the Company shall (i) promptly notify each Holder holding Registrable Securities covered by such registration statement of the time when such registration statement has been declared effective or a supplement or amendment to any prospectus forming a part of such registration statement has been filed, (ii) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act and shall incorporate such information as the managing Underwriter or Underwriters and each of the Investors mutually agree should be included therein relating to the plan of distribution; provided, that in the event the Registrable Securities for a PSG Investor or an SL Investor is less than 33% of the Registrable Securities of the other Investors (in the aggregate), then the agreement of the PSG Investors or SL Investors, as applicable, who hold such lesser amount of Registrable Securities being sold, shall not be required under this SECTION 2.5(c), (iii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Registering Holder thereof set forth in such registration statement or supplement to such prospectus, and (iv) promptly notify each Registering Holders holding Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d)          The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Registering Holder holding such Registrable Securities reasonably (in light of such Registering Holder’s intended plan of distribution) requests, and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the registration and sale of the Registrable Securities pursuant to SECTION 2.1, SECTION 2.2 or SECTION 2.3; provided, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this SECTION 2.5(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(e)          The Company shall promptly notify each Registering Holder holding such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Registering Holder and file with the SEC any such supplement or amendment as promptly as practicable.

(f)          Except for a Demand Registration and Underwritten Shelf Take-down, the Board of Directors shall have the right to select the Underwriter or Underwriters in connection with any public offering.  In connection with the offering of Registrable Securities pursuant to a Demand Registration or Underwritten Shelf Take-down, (i) in the case of a Demand Registration, the Requesting Holder(s) (with such Requesting Holder(s) having an obligation to consult with any other Investor who is a Registering Holder), and (ii) in the case of an Underwritten Shelf Take-Down, the holders of a majority of the Registrable Securities to be registered in such Underwritten Shelf Take-Down, shall select the Underwriter or Underwriters; provided that, in connection with a Demand Registration, the Requesting Holder(s) may delegate its or their rights under clause (i) of this SECTION 2.5(f) to the Board of Directors.  In connection with any public offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form, provided that the scope of the indemnity contained in such underwriting agreement on the part of the selling Holders is not more extensive than the indemnity described in SECTION 2.7(b), provided that such agreements are consistent with this Agreement, and take all such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such public offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.  The Company shall make such representations and warranties to the holders of Registrable Securities being registered, and the Underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary underwritten public offerings and take any other actions as the Holders of at least 66 2/3% of the Registrable Securities being registered, or the managing Underwriter or Underwriters, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities.  Each Holder participating in such underwriting shall also enter into such agreement, provided, that the terms of any such agreement are consistent with this Agreement.

(g)          Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by any Registering Holder and any Underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this SECTION 2.5 and any attorney, accountant or other professional retained by any such Registering Holder or Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties (collectively, the “Records”) of the Company as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement.  Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by law.  Each Holder agrees that at the time that such Holder is a Registering Holder, information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in equity securities unless and until such information is made generally available to the public, and further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(h)          The Company shall cause to be furnished to each Registering Holder and each such Underwriter, if any, a signed counterpart, addressed to such Registering Holder or Underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as such Registering Holders holding a majority of such Registrable Securities in the applicable registration or the managing Underwriter therefor reasonably requests.

(i)          The Company shall otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.  The Company shall cooperate with each seller of Registrable Securities and each Underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings to be made with FINRA.

(j)          The Company may require each such Registering Holder, by written notice given to each such Registering Holder not less than ten (10) days prior to the filing date of such registration statement, to promptly, and in any event within seven (7) days after receipt of such notice, furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.  Each Holder of Registrable Securities agrees to furnish such information to the Company and cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(k)          Each Holder agrees that at the time that such Holder is a Registering Holder, upon receipt of any written notice from the Company of the occurrence of any event requiring the preparation of a supplement or amendment of a prospectus relating to the Registrable Securities covered by a registration statement that is required to be delivered under the Securities Act so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or to make the statements therein not misleading, such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of a supplemented or amended prospectus, and, if so directed by the Company such Holder shall deliver to the Company all copies, other than any permanent file copies then in such Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.  If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in SECTION 2.5(a)) by the number of days during the period from and including the date of the giving of notice pursuant to SECTION 2.5(e) to the date when the Company shall make available to such Holder a prospectus supplemented or amended to conform with the requirements of SECTION 2.5(e).

(l)          The Company shall use its commercially reasonable efforts to list all Registrable Securities covered by such registration statement on any securities exchange or quotation system on which any of the Registrable Securities are then listed or traded and if none of the Registrable Securities are so listed, on any securities exchange or quotation system on which similar securities issued by the Company are then listed, and if no such similar securities are listed, on any national securities exchange.

(m)          The Company shall have its appropriate officers (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) take other reasonable actions to obtain ratings for any Registrable Securities and (iii) otherwise use their commercially reasonable efforts to cooperate as requested by the Underwriters in the offering, marketing or selling of the Registrable Securities.

(n)          Notwithstanding anything in this Agreement, none of the provisions of this Agreement shall in any way limit a Holder or any of its Affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of such Holder’s or its Affiliate’s business.

(o)          The Company shall take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

(p)          The Company shall not without the each of the Investor’s prior written consent, issue, grant or permit any Person to have or benefit from any registration right which is pari passu with, superior to or more advantageous than any registration right granted or permitted under this Agreement.

SECTION 2.6.          Registration Expenses.  The Company shall be liable for and pay all Registration Expenses in connection with each Demand Registration, Piggyback Registration, Shelf Registration or any Underwritten Shelf Take-down, regardless of whether or not, such registration, as applicable, is effected.

SECTION 2.7.	Indemnification.

(a)          Indemnification by the Company.  The Company shall indemnify and hold harmless each Holder and its Indemnified Parties from and against any and all Damages caused by or relating to (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary or free-writing prospectus, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company or any of its subsidiaries of the Securities Act, Exchange Act or any other federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with the matters contemplated by this Agreement, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made in reliance upon and in conformity with information furnished in writing to the Company by such Holder or on such Holder’s behalf expressly for use therein, provided that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary or free-writing prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that the Company has provided such prospectus to such Holder and it was the responsibility of such Holder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such Damages. This indemnity shall be in addition to any liability the Company may otherwise have.  This indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Holder or any Indemnified Party and shall survive any transfer of securities by any Holder and regardless of any indemnity agreed to in any underwriting agreement that is less favorable to any Holder.

(b)          Indemnification by the Participating Holders.  Each Holder, at the time that such Holder holds Registrable Securities included in any registration statement, agrees, severally but not jointly, to indemnify and hold harmless from and against all Damages the Company and its Indemnified Parties  (i) with respect to information furnished in writing to the Company by such Holder or on such Holder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary or free-writing prospectus or (ii) to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that it was the responsibility of such Holder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was available to such Holder and would have cured the defect giving rise to such Damages. As a condition to including Registrable Securities in any registration statement filed in accordance with ARTICLE II, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any Underwriter to indemnify and hold it harmless to the extent customarily provided by Underwriters with respect to similar securities.  No Holder shall be liable under this SECTION 2.7(b) for any Damages in excess of the net proceeds (including net of any underwriting discounts and commissions but before expenses) realized by such Holder in the sale of Registrable Securities of such Holder to which such Damages relate, less any amounts paid by such Holder pursuant to SECTION 2.10 and any amounts paid by such Holder as a result of liabilities incurred under any underwriting agreement related to a sale.

SECTION 2.8.          Indemnification Procedures.  If any proceeding (including any governmental investigation) shall be instituted involving any Indemnified Party in respect of which indemnity may be sought pursuant to ARTICLE II, such Indemnified Party shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the retention of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses, provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred.  In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any Damages (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding and does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

SECTION 2.9.          Indemnification Priority.  The Company hereby acknowledges and agrees that any of the Persons entitled to indemnification pursuant to SECTION 2.7(a) (each, a “Company Indemnitee” and collectively, the “Company Indemnitees”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby acknowledges and agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a Company Indemnitee are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Company Indemnitee are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by a Company Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights a Company Indemnitee may have against such other sources. The Company further agrees that no advancement or payment by such other sources on behalf of a Company Indemnitee with respect to any claim for which such Company Indemnitee has sought indemnification, advancement of expenses or insurance from the Company shall affect the foregoing, and that such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Company Indemnitee against the Company.

SECTION 2.10.	Contribution.

(a)          If the indemnification provided for in SECTION 2.7 and SECTION 2.8 is unavailable to the Indemnified Parties or insufficient in respect of any Damages (other than by reason of the exceptions provided herein), then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages, as between the Company on the one hand and each such Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Holder in connection with such statements or omissions, as well as any other relevant equitable considerations.  The relative fault of the Company on the one hand and of each such Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)          The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this SECTION 2.10 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in SECTION 2.10(a).  The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this SECTION 2.10, no Holder shall be required to contribute any amount in excess of the amount by which the net proceeds realized by such Holder in the sale of Registrable Securities of such Holder to which such Damages relate exceeds the amount of any Damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  Subject to the foregoing and as among the Holder, each Holder’s obligation to contribute pursuant to this SECTION 2.10 is several in the proportion that the proceeds of the offering received by such Holder bears to the total proceeds of the offering received by all such Registering Holders and not joint.  Notwithstanding the foregoing, the total amount to be contributed by any Holder pursuant to this SECTION 2.10 shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Holder in the offering to which such registration statement or prospectus relates.

SECTION 2.11.           Cooperation by the Company.  With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may at any time permit the sale of securities to the public without registration, the Board of Directors agrees to use, and to cause the Company to use, its commercially reasonable efforts to:

(a)          make and keep public information available, as those terms are defined in Rule 144, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

(b)          file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

(c)          furnish to any Holder, so long as such Holder owns any Registrable Securities, upon request by such Holder, (i) a written statement by the Company that it has complied with (A) the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for a public offering), and (B) the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements) or that or the Company qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration; and

(d)          upon the request of any Holder, instruct the transfer agent in writing that it shall rely on the written legal opinion of such Holder’s counsel, and shall act in accordance with the written instructions of such Holder’s counsel, with respect to any transfer of Equity Securities.

ARTICLE III
MISCELLANEOUS

SECTION 3.1.          Term.  In the event that a given Holder (other than a PSG Investor or an SL Investor) ceases to “beneficially own” (as such term is defined under the Exchange act) one percent (1%) or more of the issued and outstanding Common Stock (excluding any dilution upon conversion of any Unconverted Securities) this Agreement shall terminate with respect to such Holder and such Holder will cease to be a “Holder” for all purposes hereunder without any further action of the Company or any other party hereto; provided, however, that such termination shall not relieve any party from any liability with respect to its obligations hereunder prior to the effective time of such termination.

SECTION 3.2.          Recapitalization, Exchanges Etc., Affecting Securities.  The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Registrable Securities and to any and all Equity Securities or equity securities of any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise, including shares issued by a parent company in connection with a triangular merger) which may be issued in respect of, in exchange for, or in substitution of Registrable Securities, appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications and the like occurring after the date hereof.

SECTION 3.3.          Aggregation of Registrable Securities.  All Registrable Securities held by a Holder, its Affiliates and its other Permitted Transferees shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

SECTION 3.4.          Amendment; Waiver.

(a)          No failure or delay on the part of the Company or any Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Holder at law or in equity or otherwise.

(b)          The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, in each case without the written consent of the Company and each of the Investors; provided, that any amendment, modification or waiver that materially and adversely affects any Holder or group of Holders disproportionately as compared to any other Holder or group of Holders shall only be effective against such Holder(s) with the written consent of a majority of the voting power of the Registrable Securities of such Holder(s).

(c)          The parties hereto may not waive any provision of this Agreement except pursuant to a written instrument signed by the party or parties who would be entitled to amend this Agreement with respect to the subject matter of such waiver.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, constitutes a waiver by the party taking such action of compliance with any provision of this Agreement.  The waiver by any party hereto of any provision of this Agreement is effective only in the instance and only for the purpose that it is given and does not operate and is not to be construed as a further or continuing waiver of such provision or as a waiver of any other provision.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy under this Agreement, and no course of dealing or course of conduct between or among the parties hereto, operates as a waiver or estoppel thereof.  No single or partial exercise of any right, power or remedy under this Agreement by any party hereto precludes any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies under this Agreement are cumulative, not alternative and are not exclusive of any other remedies provided by law.

SECTION 3.5.          Successors and Assigns; Third Party Beneficiaries.

(a)          The rights and obligations of the Holders under this Agreement shall not be assignable by any Holder to any Person that is not a Holder; provided, that (i) in the event of a valid transfer of Registrable Securities by a Holder, the rights and obligations of the transferor under this Agreement (solely with respect to the Registrable Securities so transferred) shall be transferred to the transferee, subject to such transferee executing a joinder to this Agreement and (ii) a Holder may assign its rights in connection with a pledge of Registrable Securities to a pledgee or transfer of Registrable Securities to a Permitted Transferee, which (A) in the case of foreclosure, shall become effective upon (1) foreclosure on such Registrable Securities by the pledgee and (2) execution of a joinder to this Agreement by the pledgee; and (B) in the case of transfer to a Permitted Transferee, shall become effective upon execution of a joinder this Agreement by the Transferee; provided, further, for the avoidance of doubt, that the transferor in such transaction shall retain its rights and obligations under this Agreement with respect to any Registrable Securities not so transferred.

(b)          This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.  Nothing express or implied herein is intended or shall be construed to confer upon any Person, other than the parties hereto and their respective successors and permitted assigns and all Indemnified Parties, any rights, remedies or other benefits under or by reason of this Agreement.

SECTION 3.6.          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement (other than SECTION 3.13 which shall be deemed fundamental) is held to be invalid, illegal or unenforceable in any respect under any applicable Law by which this Agreement is governed, such invalidity, illegality or unenforceability shall not affect any other provision; provided that such provision shall be construed to give effect to the Parties’ intent regarding such provision to the maximum extent permitted by applicable Law.

SECTION 3.7.          Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) if delivered by electronic mail, when received on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in the place of receipt), and otherwise on the next Business Day or (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), in each case addressed to the intended recipient as set forth below:

If to the SL Investors, addressed to them at:

c/o Silver Lake Alpine Management Company, L.L.C.
55 Hudson Yards
550 West 34th Street, 40th Floor
New York, New York 10001
Attention: [***]
Email: [***]

With a copy to (which shall not constitute notice):

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199
Attention: [***]
Email: [***]

If to the Company, addressed to it at:

EverCommerce, Inc.
1515 Wynkoop Street, Suite 250
Denver, Colorado 80202
Email: [***]
Attention: [***]

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:  [***]
Email: [***]

If to any PSG Investor, addressed to it at:

c/o Providence Strategic Growth Capital Partners L.L.C.
50 Kennedy Plaza, 18th Floor
Providence, Rhode Island 02903
Email: [***]
Attention: [***]

With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Email: [***]
Attention: [***]

If to any other Holder not listed above, at its address and the address of its representative, if any, listed on the signature pages hereof.

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this SECTION 3.7.

SECTION 3.8.          Governing Law; Waiver of Jury Trial.

(a)          This Agreement and any controversy, dispute or claim arising hereunder or related hereto (whether by contract, statute, tort or otherwise) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)          EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.8.

(c)          The Parties submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom) in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith that they are not subject to such jurisdiction or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

(d)          Each Party agrees that service in person or by certified or by nationally recognized overnight courier to its address set forth in SECTION 3.7 shall constitute valid in personam service upon such Party and its successors and assigns in any proceeding commenced pursuant to this SECTION 3.8.  Each Party hereby acknowledges that this is a commercial transaction, that the foregoing provisions for service of process and waiver of jury trial have been read, understood and voluntarily agreed to by each party and that by agreeing to such provisions each party is waiving important legal rights.

SECTION 3.9.          Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by another party and to enforce specifically the terms and provisions of this Agreement and to thereafter cause the transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions thereto set forth in this Agreement.  The foregoing rights are in addition to and without limitation of any other remedy to which the parties may be entitled at law or in equity.  The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  Each of the parties hereby waives (a) any defenses that specific performance is not an appropriate remedy, including the defense that a remedy at law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.  The parties further agree that by seeking the remedies provided for in this SECTION 3.9, no party shall in any respect waive its right to seek at any time any other form of relief that may be available to it under this Agreement or any other agreement or document entered into in connection herewith or the transactions contemplated hereby (including monetary damages) in the event that the remedies provided for in this SECTION 3.9 are not available or otherwise are not granted.

SECTION 3.10.          Entire Agreement; Exclusivity of Agreement.  This Agreement and any agreements entered into in connection with this Agreement and any exhibits and other documents referred to herein (the “Relevant Agreements and Documents”) constitute the final agreement between the parties hereto and are the complete and exclusive expression of agreement of the parties hereto with respect to the subject matter hereof and thereof.  All prior and extemporaneous negotiations, communications, arrangements, letters, term sheets and agreements between the parties hereto on the subject matters contained in this Agreement and the Relevant Agreements and Documents, whether written or oral, are expressly merged into and superseded by this Agreement and the Relevant Agreements and Documents.  The provisions of this Agreement and the Relevant Agreements and Documents may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealing.  There are no conditions precedent to the effectiveness of this Agreement.

SECTION 3.11.          Counterparts.  This Agreement may be executed in counterparts (including by means of facsimile or electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

SECTION 3.12.          Further Assurances.  Each of the parties shall, at the request of another party and at such requesting party’s expense, execute and deliver any further instruments or documents and take all such further actions as are reasonably requested of it in order to consummate and make effective the transactions contemplated by this Agreement.

SECTION 3.13.          Non-Recourse.  Notwithstanding anything that may be expressed or implied in the Agreement, the Company and each Holder covenant, agree and acknowledge that this Agreement may only be enforced against the parties hereto.  Any claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as a party.  No Person who is not a named party to this Agreement, including without limitation any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named Party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and, each party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliate.  The provisions of this SECTION 3.13 are intended to be for the benefit of, and shall be enforceable by, each of the Non-Party Affiliates and such Person’s estate, heirs and representatives.

 [The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

EVERCOMMERCE, INC.

By:	/s/ Eric Remer
Name:	Eric Remer
Title:	Chief Executive Officer

[REGISTRATION RIGHTS AGREEMENT]

HOLDER:

SLA CM ECLIPSE HOLDINGS, L.P.

By: SLA CM GP, L.L.C., its general partner

By:	/s/ Andrew J. Schader
Name:	Andrew J. Schader
Title:	Managing Director

SLA ECLIPSE CO-INVEST, L.P.

By: SLA C-Invest GP, L.L.C., its general partner

By: Silver Lake Group, L.L.C., its managing member

By:	/s/ Andrew J. Schader
Name:	Andrew J. Schader
Title:	Managing Director

Schedule B

PROVIDENCE STRATEGIC GROWTH II L.P.

By: Providence Strategic Growth II GP L.P., its general partner

By: PSG II Ultimate GP L.L.C., its general partner

By:	/s/ John Marquis
Name:	John Marquis
Title:	Authorized Signatory

PROVIDENCE STRATEGIC GROWTH II-A L.P.

By: Providence Strategic Growth II-A GP, L.P., its general partner

By: PSG II-A Ultimate GP L.L.C., its general partner

By:	/s/ John Marquis
Name:	John Marquis
Title:	Authorized Signatory

PROVIDENCE STRATEGIC GROWTH III L.P.

By: Providence Strategic Growth III GP L.P., its general partner

By: PSG III Ultimate GP L.L.C., its general partner

By:	/s/ John Marquis
Name:	John Marquis
Title:	Authorized Signatory

PROVIDENCE STRATEGIC GROWTH III-A L.P.

By: Providence Strategic Growth III-A GP L.P., its general partner

By: PSG III-A Ultimate GP L.L.C., its general partner

By:	/s/ John Marquis
Name:	John Marquis
Title:	Authorized Signatory

PSG PS CO-INVESTORS L.P.

By: PSG PS GP L.L.C., its general partner

By: Providence Strategic Growth II GP L.P., its sole member

By: PSG II Ultimate GP L.L.C., its general partner

By:	/s/ John Marquis
Name:	John Marquis
Title:	Authorized Signatory